SUBSIDIARIES OF THE REGISTRANT
     The following is a list of the material subsidiaries of Northfield Bancorp, Inc. following the charter conversion of Northfield Bank to a federal charter:

Name	State of Incorporation
Northfield Bank	Federal*
NSB Insurance Agency	New York**
NSB Services Corp.	Delaware**
NSB Realty Trust	Maryland ***

*	Subsidiary of Northfield Bancorp, Inc.

**	Subsidiary of Northfield Bank

***	Subsidiary of NSB Services Corp.